CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2013, relating to the consolidated financial statements of Crane Co. and subsidiaries (“Crane Co.”), and the effectiveness of Crane Co.’s internal control over financial reporting, in the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
May 6, 2013